MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

MERRILL LYNCH FLORIDA MUNICIPAL BOND FUND

SERIES #6

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
2/10/00	Palm Beach Co. FL Sch Brd 6.25 8/1/25	$5,000,000	$155,000,000	Salomon Smith Barney
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